Exhibit 99.1
Holly Corporation Announces Pricing of $100 Million 9.875% Senior Notes
10/21/2009
DALLAS, TX — Holly Corporation (NYSE-HOC) (“Holly” or the “Company”) announced today that it has priced an offering of $100 million principal amount of its 9.875% senior unsecured notes. The 9.875% senior notes mature on June 15, 2017. The offering is expected to close on October 26, 2009, subject to customary closing conditions.
The senior notes have been offered as additional debt securities under the indenture pursuant to which, on June 10, 2009, Holly issued $200 million principal amount of 9.875% senior notes due 2017. The new notes and the notes previously issued under the indenture will be treated as a single class of debt securities.
Holly intends to use the net proceeds from the offering to fund the cash portion of the purchase price for the pending acquisition of a refinery located in Tulsa, Oklahoma from Sinclair Tulsa Refining Company and a portion of the purchase price for the related inventory. If the acquisition of the Sinclair refinery does not close, Holly will use the proceeds from the offering for general corporate purposes, including working capital, capital expenditures and possible future acquisitions.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
About Holly Corporation:
Holly, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel and high value specialty lubricants. Holly operates through its subsidiaries a 100,000 BPSD refinery located in Artesia, New Mexico, a 31,000 BPSD refinery in Woods Cross, Utah and an 85,000 BPSD refinery located in Tulsa, Oklahoma. Also, a subsidiary of Holly owns an approximate 41% interest (which includes a 2% general partner interest) in Holly Energy Partners, L.P., which through subsidiaries owns or leases approximately 2,700 miles of petroleum product and crude oil pipelines in Texas, New Mexico, Utah and Oklahoma and tankage and refined product terminals in several Southwest and Rocky Mountain states.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. The forward-looking statements speak only as of the date made and, other than as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, contact:
Bruce R. Shaw, Senior Vice President & CFO
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation
214/871-3555